EXHIBIT 5.1

                      [GARDERE & WYNNE, L.L.P. LETTERHEAD]

March 18, 1997

HealthCor Holdings, Inc.
8150 Central Expressway
Suite M-2000
Dallas, Texas 75206

Gentlemen:

We have served as counsel for HealthCor Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 565,719 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") to be issued and delivered by the Company pursuant to the Company's Employee Stock Ownership Plan (the "Plan"), including any additional shares of Common Stock issuable pursuant to the anti-dilution provisions of the Plan (the "Shares").

With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares issued to the Plan, when so issued and delivered to the Plan (for the consideration or at a value per share that is equal to or greater than the par value per share of the Common Stock), in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

GARDERE & WYNNE, L.L.P.

By: /s/ RANDALL G. RAY
        Randall G. Ray, Partner